EXHIBIT 12


                OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
       COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO FIXED CHARGES
                      (Amounts in millions, except ratios)

                                              Six Months Ended
                                                       June 30                    Year Ended December 31
                                           -------------------   --------------------------------------------------------
                                                2003        2002        2002        2001        2000        1999        1998
----------------------------------------    --------    --------    --------    --------    --------    --------    --------
Income from continuing
    operations(a)                           $    844    $    446    $  1,548    $  1,418    $  1,785    $    699    $    400
                                            --------    --------    --------    --------    --------    --------    --------
Add:
    Provision for taxes on
      income (other than foreign
      and gas taxes)                             886         461         428         172         871         306         204
    Interest and debt expense(b)                 191         159         309         411         540         515         576
    Portion of lease rentals
      representative of the interest
      factor                                       9          13           6           7           6          31          36
                                            --------    --------    --------    --------    --------    --------    --------
                                               1,086         633         743         590       1,417         852         816
                                            --------    --------    --------    --------    --------    --------    --------

Earnings before fixed charges               $  1,930    $  1,079    $  2,291    $  2,008    $  3,202    $  1,551    $  1,216
                                            ========    ========    ========    ========    ========    ========    ========
Fixed charges
    Interest and debt expense
      including capitalized
      interest(b)                           $    194    $    163    $    321    $    417    $    543    $    522    $    594
    Portion of lease rentals
      representative of the interest
      factor                                       9          13           6           7           6          31          36
                                            --------    --------    --------    --------    --------    --------    --------

    Total fixed charges                     $    203    $    176    $    327    $    424    $    549    $    553    $    630
                                            ========    ========    ========    ========    ========    ========    ========

Ratio of earnings to fixed charges              9.51        6.13        7.00        4.74        5.83        2.80        1.93
----------------------------------------    ========    ========    ========    ========    ========    ========    ========

(a) Includes (1) minority interest in net income of consolidated subsidiaries and partnerships having fixed charges and (2) income from less-than-50-percent-owned equity investments adjusted to reflect only dividends received.
(b) Includes proportionate share of interest and debt expense of 50-percent-owned equity investments.